Exhibit (a)(1)(J)
This announcement is not an offer to purchase or a solicitation of an offer to sell Shares or ADSs (each as defined below). The Offer (as defined below) is made solely pursuant to the Offer to Purchase (as defined below), dated as of May 19, 2021, any amendments or supplements thereto, the Form of Chilean Share Acceptance, the Form of U.S. Share Acceptance and the ADS Letter of Transmittal, as applicable, and is being made to all holders of Shares whether they currently hold such Shares in the form of Shares or ADSs, wherever located. The making of the Offer in jurisdictions other than the United States may be restricted or prohibited by law. Purchaser (as defined below) is currently not aware of any jurisdiction where the making of the Offer is restricted or prohibited by law. If Purchaser becomes aware of any jurisdiction where the making of the Offer or the acceptance of Shares or ADSs pursuant to the Offer is not in compliance with any valid applicable law, Purchaser will make a good faith effort to comply with such applicable law. If, after such good faith effort, Purchaser cannot comply with such applicable law, the Offer will not be made to, nor will tenders be accepted from or for the account of, the Share or ADS holders residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.
NOTICE OF OFFER TO PURCHASE FOR CASH
Up to 16,390,172 Outstanding Shares of Common Stock (including those represented by American Depositary Shares (each representing 2 Shares of Common Stock))
of
COMPAÑÍA CERVECERÍAS UNIDAS S.A.
(UNITED BREWERIES COMPANY, INC.)
at a Tender Offer Price of
Ch$6,800 Per Share of Common Stock
(equivalent to Ch$13,600 per American Depositary Share (each representing 2 Shares of Common Stock)), without any interest and less applicable withholding taxes and certain fees as further described in the Offer to Purchase (as defined below)
by
INVERSIONES Y RENTAS S.A.
Inversiones y Rentas S.A. (the “Purchaser”), a Chilean closely held corporation (sociedad anónima cerrada), hereby offers to purchase an aggregate amount of up to 16,390,172 issued and outstanding shares of common stock, no par value (the “Shares” and each a “Share”), of Compañía Cervecerías Unidas S.A., an open stock corporation (sociedad anónima abierta) organized under the laws of the Republic of Chile (the “Company”), from all holders, wherever located, and whether they currently hold such Shares in the form of Shares or American Depositary Shares (the “ADSs,” and each an “ADS”) of the Company (each representing two (2) Shares), upon the terms set forth in the Offer to Purchase, dated as of May 19, 2021 (the “Offer to Purchase”) and in the related Form of Chilean Share Acceptance, Form of U.S. Share Acceptance and ADS Letter of Transmittal, as applicable.
THE OFFER AND THE CORRESPONDING TENDER WITHDRAWAL RIGHTS WILL EXPIRE AT (I) IN RESPECT OF SHARES, INCLUDING IN THE FORM OF ADSs, TENDERED TO THE U.S. SHARE TENDER AGENT OR THE ADS TENDER AGENT (EACH AS DEFINED BELOW), 3:30 P.M., NEW YORK CITY TIME, ON JUNE 17, 2021 (THE “EXPIRATION DATE”), AND (II) IN RESPECT OF SHARES TENDERED TO THE CHILEAN SHARE TENDER AGENT (AS DEFINED IN THE OFFER TO PURCHASE), 5:30 P.M., NEW YORK CITY TIME ON THE EXPIRATION DATE, OR, IN EACH CASE, SUCH LATER TIME AND DATE TO WHICH THE OFFER AND THE CORRESPONDING TENDER WITHDRAWAL RIGHTS ARE EXTENDED.
In the Offer, Purchaser is offering to pay Ch$6,800 per Share (equivalent to Ch$13,600 per ADS), in cash, without interest (the “Tender Offer Price”), upon the terms and subject to the conditions of the Offer. The Offer is conducted in accordance with applicable United States securities laws and the 5th paragraph of Article 198 of Chilean Law No. 18,045. The Offer will be settled in the Bolsa de Comercio de Santiago, Bolsa de Valores by delivery of the Shares to the Chilean Share Tender Agent (as defined in the Offer to Purchase) against payment of the Tender Offer Price. The Tender Offer Price for the Shares tendered to the Chilean Share Tender Agent or the U.S. Share Tender Agent that are accepted for payment pursuant to the Offer will be paid in Chilean pesos, upon the terms and subject to certain conditions described in the Offer to Purchase and in the related Form of Chilean Share Acceptance or Form of U.S. Share Acceptance, as applicable. The Tender Offer Price for the Shares represented by ADSs tendered to the ADS Tender Agent that are accepted for payment pursuant to the Offer will also be paid by IRSA in Chilean pesos. However, IRSA has directed the U.S. Settlement Agent (as defined in the Offer to Purchase) to coordinate with the FX Agent (as defined in the Offer to Purchase) for the U.S. dollar conversion of the Tender Offer Price payable to holders of ADSs that are tendered to the ADS Tender Agent, upon instruction of the ADS Tender Agent and for the account of holders who tender their ADSs to the ADS Tender Agent. As a result, holders of Shares represented by ADSs tendered to the ADS Tender Agent that are accepted for payment pursuant to the Offer will receive payment in United States dollars converted at the ADS Tender Offer Price Exchange Rate (as defined in the Offer to Purchase), less distribution fees (as defined in the Offer to Purchase) and applicable withholding taxes, upon the terms and subject to certain conditions described in the Offer to Purchase. Purchaser will accept for payment Shares (including those underlying ADSs) that are validly tendered and not withdrawn before (i) in respect of Shares (including in the form of ADSs) tendered to Computershare Trust Company, N.A., a federally chartered trust company (the “Trust Company”), and Computershare Inc., a Delaware corporation (“Computershare”), as U.S. share tender agent of IRSA for the Shares in the Offer (the Trust Company together with Computershare, the “U.S. Share Tender Agent”) or Computershare Trust Company, N.A., as tender agent of IRSA for the ADSs in the Offer (the “ADS Tender Agent”), 3:30 p.m., New York City time on the Expiration Date, and (ii) in the case of Shares tendered to Banchile Corredores de Bolsa S.A. (the “Chilean Share Tender Agent”), 5:30 p.m., New York City time on the Expiration Date, or in each case, such later time and date to which the Offer is extended, subject to the terms of the Offer.
The Offer will expire at the times set forth above on the Expiration Date, unless extended. No extension is currently contemplated. However, Purchaser may extend the Offer in certain circumstances. Any extension would be made in accordance with the section entitled “The Offer—Section 15. Extension of the Offer; Termination; Amendment” in the Offer to Purchase. No subsequent offering period pursuant to Rule 14d-11 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), is currently contemplated following the expiration of the initial offering period of the Offer.
The Offer is subject to the following condition: the absence of any Adverse Governmental Action (as defined in the Offer to Purchase). See “The Offer—Section 13. Conditions of the Offer” in the Offer to Purchase. The Offer is not subject to a financing condition.
Purchaser currently owns Shares representing approximately 61.56% of the outstanding Shares. If the Purchaser were to acquire all 16,390,172 Shares it seeks to acquire in the Offer, Purchaser’s beneficial ownership of outstanding Shares would increase to approximately 66.0%. The Purchaser is seeking to acquire Shares pursuant to the Offer for investment purposes.
If holders tender more than 16,390,172 Shares, whether in the form of Shares or ADSs, proration of tendered Shares (including those in the form of ADSs) will be required, and Purchaser will determine the proration factor promptly following the Expiration Date. Subject to adjustment to avoid the purchase of fractional Shares, proration for each holder tendering Shares (including those in the form of ADSs) will be based on the ratio of the total number of Shares (including those tendered in the form of ADSs) to be acquired pursuant to the Offer to the total number of Shares (including those tendered in the form of ADSs) properly tendered and not properly withdrawn by all holders. The actual number of Shares to be acquired will be the integer resulting from such ratio, which integer will equal the maximum number of Shares sought to be acquired in the Offer, with appropriate adjustments made among tendering holders in accordance with customary procedures. Due to the fact that each ADS represents two Shares, in case that the product of the application of the proration procedures described above results in a fractional number of ADSs, the proration factor to be applied to such ADSs will be adjusted in accordance with customary procedures to the one resulting in a number of whole ADSs (not in excess of the maximum number of Shares sought to be purchased in this Offer), and only those ADSs reflecting Shares accepted for purchase will be submitted by the ADS Tender Agent for cancellation by the ADS Depositary (as defined in the Offer to Purchase) in order to deliver the underlying Shares to the Chilean Share Tender Agent on the payment date. The preliminary results of any proration will be announced together with the announcement of the preliminary results of the Offer by press release (which Purchaser intends to do promptly after the Expiration Date). After the Expiration Date, holders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.
The Company must file with the Securities and Exchange Commission a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) business days of the date of the launch of the Offer. The Schedule 14D-9 must include a statement by the board of directors of the Company as to whether it recommends that the Company’s shareholders accept or reject the Offer, if it expresses no opinion and remains neutral toward the Offer, or if it is unable to take a position with respect to the Offer.
Holders of Shares wishing to accept the Offer with the Chilean Share Tender Agent must deliver a Form of Chilean Share Acceptance properly completed and duly executed, and all other documents required therein, to the Chilean Share Tender Agent at its addresses set forth in the Offer to Purchase. In addition, holders of Shares who wish to tender such Shares with the Chilean Share Tender Agent must (i) deliver to the Chilean Share Tender Agent the original certificate(s) of title (“título(s)”) if Shares are held in certificated form, or (ii) arrange for the book-entry delivery of the Shares through the system of DCV Registros S.A. (“DCV Registros”) to the custodial account established with Depósito Central de Valores S.A., Depósito de Valores (the “DCV”) by the Chilean Share Tender Agent for purposes of this Offer (the “DCV Custodial Account”), or to the custodial account of the holder’s stock broker (any such broker, a “Holder’s Broker”), as applicable, provided that in the case of holders of Shares who submit their sale order through a Holder’s Broker, such Holder’s Broker will carry out the necessary steps in order to take possession of the applicable título(s) and deliver them at settlement to the Chilean Share Tender Agent in accordance with the terms of this Offer. All of the above steps must be completed prior to 5:30 p.m., New York City time, on the Expiration Date, unless the Offer is extended.
Holders of Shares wishing to accept the Offer with the U.S. Share Tender Agent must deliver a Form of U.S. Share Acceptance properly completed and duly executed, and all other documents required therein, to the U.S. Share Tender Agent at its addresses set forth in the Form of U.S. Share Acceptance. In addition, holders of Shares who wish to tender such Shares with the U.S. Share Tender Agent must (i) deliver to the U.S. Share Tender Agent the título(s) if Shares are held in certificated form, or (ii) arrange for the book-entry delivery of the Shares through the system of DCV Registros in Chile to the DCV Custodial Account, or to the custodial account of the Holder’s Broker, as applicable, provided that in the case of holders of Shares who submit their sale order through a Holder’s Broker, such Holder’s Broker will carry out the necessary steps in order to take possession of the applicable título(s) and deliver them at settlement to the Chilean Share Tender Agent in accordance with the terms of this Offer. All of the above steps must be completed prior to 3:30 p.m., New York City time, on the Expiration Date, unless the Offer is extended.
Any holders of Shares whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such holder desires to tender such Shares.
ADS holders wishing to accept the Offer must (i) deliver an ADS Letter of Transmittal properly completed and duly executed (or copy thereof, provided the signature is original), and all other documents required therein, including the American Depositary Receipts for the ADSs to be tendered, to the ADS Tender Agent at one of its addresses set forth in the ADS Letter of Transmittal for receipt, or (ii) cause such holders’ broker, dealer, commercial bank, trust company or other nominee to arrange for the book-entry delivery of the ADSs to the ADS Tender Agent through the Depository Trust Company (“DTC”). Each such procedure must be completed before 3:30 p.m., New York City time, on the Expiration Date, unless the Offer is extended. In connection with book-entry transfers, the ADS Tender Agent must receive before 3:30 p.m., New York City time, on the Expiration Date, unless the Offer is extended, (i) a confirmation of such transfer into the ADS Tender Agent’s account at DTC and (ii) a properly completed and duly executed ADS Letter of Transmittal or an Agent’s Message (as defined in the Offer to Purchase). Securities intermediaries may establish cutoff times and dates earlier than 3:30 p.m., New York City time, on the Expiration Date to receive instructions to tender ADSs.
In any event, if you are a holder of Shares (including those in the form of ADSs), wherever located, and you intend to tender all or any portion of your Shares into the Offer, you must follow the procedures set forth in the sections entitled “The Offer—Section 3. Procedures for Accepting the Offer – Holders of Shares” and “—Section 4. Procedures for Accepting the Offer – Holders of ADSs” in the Offer to Purchase, as applicable.

Subject to the terms of the Offer, Purchaser will accept for payment Shares (including those underlying ADSs) that are validly tendered and not withdrawn before (i) in respect of Shares (including in the form of ADSs) tendered the U.S. Share Tender Agent or the ADS Tender Agent, 3:30 p.m., New York City time on the Expiration Date, and (ii) in the case of Shares tendered to the Chilean Share Tender Agent, 5:30 p.m., New York City time on the Expiration Date, or in each case, such later time and date to which the Offer is extended, subject to the terms of the Offer, and will pay for such Shares and ADSs promptly after the later of (x) the Expiration Date and (y) the satisfaction or waiver of the conditions of the Offer and in any case pursuant to applicable U.S. and Chilean law or practice. In all cases, payment for Shares and ADSs accepted for payment pursuant to the Offer will be made only after timely receipt of the required documents by the U.S. Share Tender Agent, the Chilean Share Tender Agent or the ADS Tender Agent, as applicable, in accordance with the procedures for tendering into the Offer. Payment for Shares (including those represented by ADSs) accepted for payment pursuant to the Offer will be made by deposit of the Tender Offer Price with the Chilean Share Tender Agent, acting as agent for the tendering holders of Shares (including those represented by ADSs) for the purpose of receiving payments from IRSA and transmitting such payments to such tendering holders, provided that, with respect to holders of Shares represented by ADSs who tender their ADSs to the ADS Tender Agent, the Chilean Share Tender Agent shall further credit any payments corresponding to such securities to the U.S. Settlement Agent, who, acting directly or through the Chilean Sub-Custodian (as defined in the Offer to Purchase), shall, acting upon the instruction of the ADS Tender Agent, coordinate with the FX Agent for the conversion of the Tender Offer Price into United States dollars for the account of such holders of Shares represented by ADSs, and further transfer such United States dollar amounts to the ADS Tender Agent, which will act as an agent for such holders for the purpose of receiving payments from IRSA and transmitting such payments to such tendering holders. All payments to holders of Shares represented by ADSs will be less distribution fees and any applicable withholding taxes. Under no circumstances will Purchaser pay interest on the Tender Offer Price.
You can withdraw some or all of the Shares or ADSs that you previously tendered into the Offer at any time before (i) 3:30 p.m., New York City time, on the Expiration Date, in respect of Shares (including in the form of ADSs) tendered the U.S. Share Tender Agent or the ADS Tender Agent and (ii) in the case of Shares tendered to the Chilean Share Tender Agent, 5:30 p.m., New York City time on the Expiration Date, or in each case, such later time and date to which the Offer is extended, subject to the terms of the Offer. If you have tendered Shares or ADSs, you must properly complete and duly execute a notice of withdrawal for such Shares or ADSs, and such notice must be received by the Chilean Share Tender Agent, the U.S. Share Tender Agent or the ADS Tender Agent, as applicable, before the applicable time set forth above, unless the Offer is extended. After such time, your withdrawal rights will be suspended. Your withdrawal rights will subsequently terminate upon our acceptance for payment of your validly tendered Shares (including those in the form of ADSs).
A U.S. Holder (as defined for U.S. federal income tax purposes) that tenders Shares or ADSs pursuant to the Offer will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount realized in exchange for the Shares or ADSs (generally the U.S. dollar value of the cash received by such U.S. Holder) and such U.S. Holder’s adjusted tax basis in such Shares or ADSs. See “The Offer—Section 6. Tax Consequences—U.S. Federal Income Tax Consequences” in the Offer to Purchase.
Gains recognized by an individual who is not domiciled or resident in Chile or any legal entity that is not organized under the laws of the Republic of Chile and does not have a permanent establishment in Chile (a “Non-Chilean Holder”) upon the sale of Shares (including in the form of ADSs) will not be subject to Chilean taxes, provided that certain mandatory requirements described in the section entitled “The Offer—Section 6. Tax Consequences—Chilean Tax Consequences” in the Offer to Purchase are met. No Chilean stamp, issue, registration or similar taxes or duties will apply to the sale of Shares (including in the form of ADSs) pursuant to the Offer.
Each holder of Shares or ADSs is urged to consult its own tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of the tender of Shares or ADSs pursuant to the Offer.
The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the Exchange Act is contained in the Offer to Purchase, the Form of Chilean Share Acceptance, Form of U.S. Share Acceptance and the ADS Letter of Transmittal and is incorporated herein by reference. Following the commencement of the Offer, the Purchaser will request that the Company make available its shareholder registry and security position listings to Purchaser and cause the ADS Depositary to provide Purchaser with the list of record holders for ADSs and security position listings for the purpose of disseminating the Offer to Purchase, the Form of Chilean Share Acceptance, Form of U.S. Share Acceptance, the ADS Letter of Transmittal and other relevant materials to the holders of such Shares and ADSs. To the extent required by law, the Offer to Purchase, the Form of Chilean Share Acceptance, Form of U.S. Share Acceptance and the ADS Letter of Transmittal will be mailed to U.S record holders of Shares and holders of ADSs pursuant to the requirements of Regulation 14D under the Exchange Act, and will be furnished to each broker, dealer, commercial bank, trust company or other nominee holders of Shares or ADSs and similar persons whose names, or the names of whose nominees, appear on such list of holders of Shares and holders of ADSs or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares or ADSs.
The Offer to Purchase, the Form of Chilean Share Acceptance, Form of U.S. Share Acceptance and the ADS Letter of Transmittal contain important information. Share and ADS holders should carefully read them in their entirety before any decision is made with respect to the Offer.
Any questions or requests for assistance may be directed to the Information Agent at its telephone number and address set forth below. Additional copies of the Offer to Purchase, the Form of Chilean Share Acceptance, Form of U.S. Share Acceptance, the ADS Letter of Transmittal and other tender offer materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies, and such copies will be furnished promptly at Purchaser’s expense. Holders of Shares and ADSs may also contact their broker, bank or other securities intermediary for assistance concerning the Offer.
The Information Agent for the Offer is:

1290 Avenue of the Americas, 9th Floor
New York, New York 10104
Share or ADS holders, Banks and Brokers
Call Toll Free: +1-888-680-1526 (for holders in North America)
+1-781-575-2137 (for holders outside North America)
May 19, 2021